News Release

For Immediate Release:	For More Information,
April 29, 2015	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $6.8 million, or $0.33 per diluted common share, for the three months ended March 31, 2015, an increase of 24.0% compared to the $5.5 million, or $0.27 per diluted common share, recorded in the first quarter of 2014. The higher earnings were primarily the result of a lower provision for loan losses.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2015 amounted to $29.7 million, a 16.4% decrease from the $35.5 million recorded in the first quarter of 2014.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the first quarter of 2015 was 4.19% compared to 5.13% for the first quarter of 2014. The 4.19% net interest margin was a six basis point decrease from the 4.25% margin realized in the fourth quarter of 2014. The lower margins are primarily due to lower amounts of discount accretion on loans purchased in failed-bank acquisitions and lower average asset yields – see additional discussion below. As shown in the accompanying tables, loan discount accretion amounted to $1.6 million in the first quarter of 2015, $2.2 million in the fourth quarter of 2014, and $6.4 million in the first quarter of 2014. The lower amount of accretion is due to the unaccreted discount amount that resulted from prior acquisitions continuing to wind down.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin amounted to 3.98% for the first quarter of 2015, 3.96% for the fourth quarter of 2014, and 4.22% for the first quarter of 2014. The lower margin realized for the first quarter of 2015 compared to the first quarter of 2014 was primarily the result of lower loan yields, which are being impacted by the prolonged low interest rate environment. The two basis point increase in net interest margin compared to the fourth quarter of 2014 was primarily the result of the Company investing approximately $125 million of excess cash balances into higher yielding investment securities late in the fourth quarter of 2014. See the Financial Summary for a table that presents the impact of loan discount accretion, as well as other purchase accounting adjustments affecting net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

The Company’s cost of funds has steadily declined from 0.31% in the first quarter of 2014 to 0.26% in the first quarter of 2015, which has had a positive impact on the Company’s net interest margin.

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Provision for Loan Losses and Asset Quality

The Company recorded a negative provision for loan losses (reduction of the allowance for loan losses) of $0.2 million in the first quarter of 2015 compared to a provision for loan losses of $3.6 million in the first quarter of 2014. As discussed below, the Company records provisions for loan losses related to both non-covered and covered loan portfolios – see explanation of the terms “non-covered” and “covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $0.1 million in the first quarter of 2015 compared to $3.4 million in the first quarter of 2014. The lower provision recorded in 2015 was primarily a result of improved credit quality trends, minimal loan growth, and generally improving economic trends.

The Company recorded a negative provision for loan losses on covered loans of $0.3 million in the first quarter of 2015 compared to a $0.2 million in provision for loan losses in the first quarter of 2014. The negative provision in 2015 primarily resulted from lower levels of covered nonperforming loans, declining levels of total covered loans and net loan recoveries (recoveries, net of charge-offs) of $0.2 million realized during the quarter.

Total non-covered nonperforming assets amounted to $90.4 million at March 31, 2015 (2.92% of total non-covered assets), $95.3 million at December 31, 2014 (3.09% of total non-covered assets), and $82.2 million at March 31, 2014 (2.65% of total non-covered assets). The increase in non-covered nonperforming assets when comparing March 31, 2015 to March 31, 2014 was primarily due to the Company transferring $14.8 million in nonperforming assets from covered status to non-covered status on July 1, 2014 upon the scheduled expiration of a loss share agreement with the FDIC associated with those assets.

Total covered nonperforming assets have declined in the past year, amounting to $14.5 million at March 31, 2015, $18.7 million at December 31, 2014 and $58.9 million at March 31, 2014. Over the past twelve months, the Company has resolved a significant amount of covered loans and has experienced strong property sales along the North Carolina coast, which is where most of the Company’s covered assets are located. Also, as discussed in the preceding paragraph, on July 1, 2014 the Company transferred $14.8 million in nonperforming assets from covered status to non-covered status upon the expiration of a loss share agreement.

Noninterest Income

Total noninterest income for the three months ended March 31, 2015 was $4.5 million compared to $0.3 million for the comparable period of 2014.

Core noninterest income for the first quarter of 2015 was $7.2 million, a decrease of 3.9% from the $7.5 million reported for the first quarter of 2014. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. The primary reason for the decrease in core noninterest income in 2015 was lower service charges on deposit accounts, which declined from $3.6 million in the first quarter of 2014 to $2.9 million in the first quarter of 2015. After the elimination of free checking for most customers with low balances in late 2013, monthly fees earned on deposit accounts have gradually declined over the past several quarters as a result of more customers meeting the requirements to have the monthly service charge waived. Fewer instances of fees earned from customers overdrawing their accounts have also impacted this line item.

Noncore components of noninterest income resulted in net losses of $2.6 million in the first quarter of 2015 and net losses of $7.2 million in the first quarter of 2014. The largest variances in noncore noninterest income related to gains (losses) on covered foreclosed properties and indemnification asset income (expense) – see discussion below.

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Gains on covered foreclosed properties were $0.2 million for the three months ended March 31, 2015 compared to losses of $2.1 million recorded for the three months ended March 31, 2014. Losses on covered foreclosed properties have generally declined in recent quarters as a result of significantly lower levels of covered foreclosed properties held by the Company and stabilization in property values.

Indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC during the period related to covered assets. The three primary items that result in recording indemnification asset income (expense) are 1) income from loan discount accretion, which results in indemnification expense, 2) provisions for loan losses on covered loans, which result in indemnification income and 3) foreclosed property gains (losses) on covered assets, which also result in indemnification expense (income). In the first quarter of 2015, the Company recorded $2.4 million in indemnification asset expense compared to $4.9 million in indemnification asset expense in the first quarter of 2014. This variance is primarily due to lower indemnification asset expense associated with the lower loan discount accretion income in the first quarter of 2015. See additional discussion related to this matter in the section below entitled “Note Regarding Components of Earnings.”

Noninterest Expenses

Noninterest expenses amounted to $23.7 million in the first quarter of 2015 compared to $23.6 million recorded in the first quarter of 2014. In 2015, a lower level of salary expense, resulting from a decline in the number of employees, was offset by miscellaneous items of other operating expense.

Balance Sheet and Capital

Total assets at March 31, 2015 amounted to $3.2 billion, a 2.9% decrease from a year earlier. Total loans at March 31, 2015 amounted to $2.4 billion, a 2.1% decrease from a year earlier, and total deposits amounted to $2.7 billion at March 31, 2015, a 3.3% decrease from a year earlier.

Investment securities totaled $349.0 million at March 31, 2015 compared to $234.1 million at March 31, 2014. In the fourth quarter of 2014, the Company used a portion of its excess cash balances to purchase approximately $125 million in investment securities.

Non-covered loans amounted to $2.3 billion at March 31, 2015, an increase of $18.8 million from March 31, 2014. The increase was due to the reclassification of $39.7 million in loans from covered status to non-covered status in connection with the July 1, 2014 expiration of a loss share agreement. Non-covered loans increased $7 million during the first quarter of 2015 as a result of ongoing internal initiatives to drive loan growth. Loans covered by FDIC loss share agreements are expected to continue to decline as those loans continue to pay down.

The lower amount of deposits at March 31, 2015 compared to March 31, 2014 was primarily due to declines in retail time deposits (“other time deposits > $100,000” and “other time deposits” in the accompanying tables) and brokered deposits, with increases in checking accounts offsetting a large portion of the decline. Time deposits are generally one of the Company’s most expensive funding sources, and thus the shift from this category has benefited the Company’s overall cost of funds.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at March 31, 2015 of 17.66% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 8.08% at March 31, 2015, an increase of 78 basis points from a year earlier.

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Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “I am pleased to report another quarter of strong earnings for the Company. We have now reported eight consecutive quarters of earnings of more than $5 million. Asset quality continues to improve and we are focused on strategic initiatives that we expect will result in future increases in profitability and market share.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On March 16, 2015, the Company announced a quarterly cash dividend of $0.08 cents per share payable on April 24, 2015 to shareholders of record on March 31, 2015. This is the same dividend rate as the Company declared in the first quarter of 2014.

•	The Company is currently constructing a new branch facility at 4110 Bradham Drive, Jacksonville, North Carolina. Upon completion, the First Bank branch located on Western Boulevard will be closed and the accounts serviced at that branch will be reassigned to the new and improved branch. This is expected to occur in the second quarter of 2015.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that pay off, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 87 branches, with 73 branches operating in North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 7 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Fayetteville, North Carolina, and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

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This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

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First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended March 31,		Percent
($ in thousands except per share data – unaudited)	2015	2014	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$29,441	36,086
Interest on investment securities	1,822	1,471
Other interest income	195	119
Total interest income	31,458	37,676	(16.5%)
Interest expense
Interest on deposits	1,458	1,891
Interest on borrowings	297	250
Total interest expense	1,755	2,141	(18.0%)
Net interest income	29,703	35,535	(16.4%)
Provision for loan losses – non-covered loans	104	3,365	(96.9%)
Provision (reversal) for loan losses – covered loans	(268)	210	n/m
Total provision for loan losses	(164)	3,575	n/m
Net interest income after provision for loan losses	29,867	31,960	(6.5%)
Noninterest income
Service charges on deposit accounts	2,892	3,573
Other service charges, commissions, and fees	2,542	2,367
Fees from presold mortgages	808	607
Commissions from financial product sales	561	594
Bank-owned life insurance income	371	327
Foreclosed property gains (losses) – non-covered	(494)	(156)
Foreclosed property gains (losses) – covered	237	(2,117)
FDIC indemnification asset income (expense), net	(2,392)	(4,916)
Other gains (losses)	4	19
Total noninterest income	4,529	298	1,419.8%
Noninterest expenses
Salaries expense	11,497	11,648
Employee benefit expense	2,183	2,311
Occupancy and equipment expense	2,825	2,808
Intangibles amortization	180	194
Other operating expenses	7,029	6,590
Total noninterest expenses	23,714	23,551	0.7%
Income before income taxes	10,682	8,707	22.7%
Income taxes	3,694	3,031	21.9%
Net income	6,988	5,676	23.1%

Preferred stock dividends	(217)	(217)

Net income available to common shareholders	$6,771	5,459	24.0%

Earnings per common share – basic	$0.34	0.28	21.4%
Earnings per common share – diluted	0.33	0.27	22.2%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$29,703	35,535
Tax-equivalent adjustment (1)	390	373
Net interest income, tax-equivalent	$30,093	35,908	(16.2%)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

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First Bancorp and Subsidiaries Financial Summary – Page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2015	2014
Return on average assets (1)	0.86%	0.70%
Return on average common equity (2)	8.54%	7.24%
Net interest margin – tax-equivalent (3)	4.19%	5.13%
Net charge-offs to average loans – non-covered	0.84%	0.52%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08
Stated book value – common	16.34	15.50
Tangible book value – common	12.90	12.02
Common shares outstanding at end of period	19,740,183	19,695,316
Weighted average shares outstanding – basic	19,721,992	19,688,183
Weighted average shares outstanding – diluted	20,454,614	20,424,475

CAPITAL RATIOS
Tangible equity to tangible assets	10.33%	9.48%
Tangible common equity to tangible assets	8.08%	7.30%
Tier I leverage ratio	12.18%	11.27%
Tier I risk-based capital ratio	16.40%	15.57%
Total risk-based capital ratio	17.66%	16.83%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,194,570	3,178,848
Loans	2,391,071	2,459,368
Earning assets	2,910,732	2,836,806
Deposits	2,688,973	2,739,194
Interest-bearing liabilities	2,210,302	2,294,138
Shareholders’ equity	392,173	376,418

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Net interest income – tax-equivalent (1)	$30,093	31,299	31,721	34,183	35,908
Taxable equivalent adjustment (1)	390	376	378	375	373
Net interest income	29,703	30,923	31,343	33,808	35,535
Provision for loan losses – non-covered	104	1,285	1,279	1,158	3,365
Provision (reversal) for loan losses – covered	(268)	191	206	2,501	210
Noninterest income	4,529	4,492	4,608	4,970	298
Noninterest expense	23,714	22,989	25,931	24,780	23,551
Income before income taxes	10,682	10,950	8,535	10,339	8,707
Income tax expense	3,694	3,855	2,956	3,693	3,031
Net income	6,988	7,095	5,579	6,646	5,676
Preferred stock dividends	(217)	(217)	(217)	(217)	(217)
Net income available to common shareholders	6,771	6,878	5,362	6,429	5,459

Earnings per common share – basic	0.34	0.35	0.27	0.33	0.28
Earnings per common share – diluted	0.33	0.34	0.27	0.32	0.27

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

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First Bancorp and Subsidiaries Financial Summary – Page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)	At March 31, 2015	At Dec. 31, 2014	At March 31, 2014	One Year Change
Assets
Cash and due from banks	$84,208	81,068	219,779	(61.7%)
Interest bearing deposits with banks	160,279	172,016	164,310	(2.5%)
Total cash and cash equivalents	244,487	253,084	384,089	(36.3%)

Investment securities	348,994	342,721	234,127	49.1%
Presold mortgages	8,273	6,019	4,587	80.4%

Loans – non-covered	2,275,570	2,268,580	2,256,726	0.8%
Loans – covered by FDIC loss share agreements	119,829	127,594	190,551	(37.1%)
Total loans	2,395,399	2,396,174	2,447,277	(2.1%)
Allowance for loan losses – non-covered	(33,770)	(38,345)	(44,706)	(24.5%)
Allowance for loan losses – covered	(2,226)	(2,281)	(3,421)	(34.9%)
Total allowance for loan losses	(35,996)	(40,626)	(48,127)	(25.2%)
Net loans	2,359,403	2,355,548	2,399,150	(1.7%)

Premises and equipment	75,573	75,113	76,970	(1.8%)
FDIC indemnification asset	18,452	22,569	35,504	(48.0%)
Intangible assets	67,712	67,893	68,475	(1.1%)
Foreclosed real estate – non-covered	8,978	9,771	11,740	(23.5%)
Foreclosed real estate – covered	2,055	2,350	19,504	(89.5%)
Bank-owned life insurance	55,793	55,421	44,367	25.8%
Other assets	29,868	27,894	36,310	(17.7%)
Total assets	$3,219,588	3,218,383	3,314,823	(2.9%)

Liabilities
Deposits:
Non-interest bearing checking accounts	$591,283	560,230	511,612	15.6%
Interest bearing checking accounts	578,784	583,903	550,702	5.1%
Money market accounts	568,752	548,255	553,935	2.7%
Savings accounts	183,036	180,317	177,744	3.0%
Brokered deposits	62,801	88,375	150,272	(58.2%)
Internet time deposits	249	747	1,967	(87.3%)
Other time deposits > $100,000	373,599	384,127	436,245	(14.4%)
Other time deposits	335,110	349,952	404,247	(17.1%)
Total deposits	2,693,614	2,695,906	2,786,724	(3.3%)

Borrowings	116,394	116,394	136,394	(14.7%)
Other liabilities	16,336	18,384	15,618	4.6%
Total liabilities	2,826,344	2,830,684	2,938,736	(3.8%)

Shareholders’ equity
Preferred stock	70,787	70,787	70,787	0.0%
Common stock	132,752	132,532	132,215	0.4%
Retained earnings	190,150	184,958	171,021	11.2%
Accumulated other comprehensive income (loss)	(445)	(578)	2,064	n/m
Total shareholders’ equity	393,244	387,699	376,087	4.6%
Total liabilities and shareholders’ equity	$3,219,588	3,218,383	3,314,823	(2.9%)

n/m = not meaningful

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First Bancorp and Subsidiaries Financial Summary - Page 4

	For the Three Months Ended
YIELD INFORMATION	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Yield on loans	4.99%	5.13%	5.23%	5.65%	5.95%
Yield on securities – tax-equivalent (1)	2.67%	2.95%	3.25%	3.00%	3.19%
Yield on other earning assets	0.43%	0.38%	0.30%	0.33%	0.34%
Yield on all interest earning assets	4.44%	4.51%	4.58%	4.95%	5.44%

Rate on interest bearing deposits	0.28%	0.30%	0.32%	0.33%	0.34%
Rate on other interest bearing liabilities	1.03%	1.03%	1.03%	1.02%	2.14%
Rate on all interest bearing liabilities	0.32%	0.34%	0.35%	0.37%	0.38%
Total cost of funds	0.26%	0.27%	0.28%	0.30%	0.31%

Net interest margin – tax-equivalent (2)	4.19%	4.25%	4.30%	4.65%	5.13%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Interest income – reduced by premium amortization on loans	$—	—	—	(49)	(49)
Interest income – increased by accretion of loan discount (1)	1,557	2,173	2,577	4,851	6,408
Interest expense – reduced by premium amortization of deposits	—	—	—	4	3
Impact on net interest income	$1,557	2,173	2,577	4,806	6,362

(1)	Corresponding indemnification asset expense is recorded for approximately 80% of this amount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

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First Bancorp and Subsidiaries Financial Summary - Page 5

ASSET QUALITY DATA ($ in thousands)	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014

Non-covered nonperforming assets
Nonaccrual loans	$47,416	50,066	53,620	47,533	44,129
Troubled debt restructurings - accruing	33,997	35,493	31,501	27,250	26,335
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	81,413	85,559	85,121	74,783	70,464
Foreclosed real estate	8,978	9,771	11,705	9,346	11,740
Total non-covered nonperforming assets	$90,391	95,330	96,826	84,129	82,204

Covered nonperforming assets (1)
Nonaccrual loans	$8,596	10,508	10,478	20,938	31,986
Troubled debt restructurings - accruing	3,874	5,823	6,273	8,193	7,429
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	12,470	16,331	16,751	29,131	39,415
Foreclosed real estate	2,055	2,350	3,237	9,934	19,504
Total covered nonperforming assets	$14,525	18,681	19,988	39,065	58,919

Total nonperforming assets	$104,916	114,011	116,814	123,194	141,123
Asset Quality Ratios – All Assets
Net quarterly charge-offs to average loans - annualized	0.76%	0.82%	0.51%	0.99%	0.65%
Nonperforming loans to total loans	3.92%	4.25%	4.20%	4.27%	4.49%
Nonperforming assets to total assets	3.26%	3.54%	3.66%	3.77%	4.26%
Allowance for loan losses to total loans	1.50%	1.70%	1.82%	1.88%	1.97%

Asset Quality Ratios – Based on Non-covered Assets only
Net quarterly charge-offs to average non-covered loans - annualized	0.84%	0.78%	0.60%	0.69%	0.52%
Non-covered nonperforming loans to non-covered loans	3.58%	3.77%	3.71%	3.31%	3.12%
Non-covered nonperforming assets to total non-covered assets	2.92%	3.09%	3.17%	2.73%	2.65%
Allowance for loan losses to non-covered loans	1.48%	1.69%	1.81%	1.86%	1.98%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

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First Bancorp and Subsidiaries Financial Summary - Page 6

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014

Net interest income, as reported	$29,703	30,923	31,343	33,808	35,535
Tax-equivalent adjustment	390	376	378	375	373
Net interest income, tax-equivalent (A)	$30,093	31,299	31,721	34,183	35,908
Average earning assets (B)	$2,910,732	2,920,295	2,924,705	2,946,586	2,836,806
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.19%	4.25%	4.30%	4.65%	5.13%

Net interest income, tax-equivalent	$30,093	31,299	31,721	34,183	35,908
Loan discount accretion	1,557	2,173	2,577	4,851	6,408
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$28,536	29,126	29,144	29,332	29,500
Average earnings assets (B)	$2,910,732	2,920,295	2,924,705	2,946,586	2,836,806
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.98%	3.96%	3.95%	3.99%	4.22%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At March 31, 2015, the Company had a remaining loan discount balance of $19.1 million compared to $31.2 million at March 31, 2014. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

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